Exhibit 16.1

December 6, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: 5V Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K to be filed on or about December 6, 2012, of 5V Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs of such Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Goldman Kurland and Mohidin, LLP
Goldman Kurland and Mohidin, LLP
Encino, California

CERTIFIED PUBLIC ACCOUNTANT AND ADVISORS
16133 Ventura Blvd., Suite 880  Encino, CA 91436
Tel 818-784-9000   Fax 818-784-9010